UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

KENNEDY-WILSON HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KENNEDY-WILSON HOLDINGS, INC.

9701 Wilshire Blvd., Suite 700

Beverly Hills, California 90212

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on August 26, 2010

TO THE STOCKHOLDERS OF KENNEDY-WILSON HOLDINGS, INC:

The Annual Meeting of the Stockholders of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), will be held on August 26, 2010, at 9:00 a.m. Pacific Time (the “Annual Meeting”), at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California for the following purposes:

1.	To elect two (2) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified;

2.	To amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock which the Company is authorized to issue from 80,000,000 shares to 125,000,000 shares;

3.	To approve the issuance of shares of common stock upon conversion of Series A Preferred Stock in accordance with applicable New York Stock Exchange Rules;

4.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2010 fiscal year; and

5.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record of the Company’s common stock at the close of business on July 2, 2010 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

To obtain directions to attend the Annual Meeting and vote in person, please contact Christina Cha at (310) 887-6294.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on August 26, 2010.

Full copies of the proxy statement, the proxy card and the annual report are available on the Internet at www.kennedywilson.com/investor-relations. Stockholders will receive a full set of these materials through the mail from us or from their brokers.

By Order of the Board of Directors,

/s/ William McMorrow
William McMorrow
Chairman of the Board and Chief Executive Officer

Dated: August 9, 2010

KENNEDY WILSON HOLDINGS, INC.

9701 Wilshire Blvd., Suite 700

Beverly Hills, California 90212

PROXY STATEMENT

for

Annual Meeting of Stockholders

to be held on August 26, 2010

INTRODUCTION

Your proxy is solicited by the Board of Directors of Kennedy-Wilson Holdings, Inc, a Delaware corporation (the “Company”, “we”, “us” or “our”), for use at the Annual Meeting of Stockholders to be held on August 26, 2010, at 9:00 a.m. Pacific Time (the “Annual Meeting”), at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California for the following purposes:

1.	To elect two (2) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified;

2.	To amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock, par value $0.0001 per share (the “Common Stock”), which the Company is authorized to issue from 80,000,000 shares to 125,000,000 shares;

3.	To approve the issuance of shares of Common Stock upon conversion of Series A Preferred Stock in accordance with applicable New York Stock Exchange Rules;

4.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2010 fiscal year; and

5.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors set July 2, 2010, as the record date (the “Record Date”) to determine those holders of Common Stock who are entitled to notice of, and to vote at, the Annual Meeting. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s office at 9701 Wilshire Blvd., Suite 700, Beverly Hills, California 90212 during the 10-day period preceding the Annual Meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly, or follow the instructions contained in this proxy statement. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. If you received this proxy statement in the mail, a return envelope is enclosed for your convenience.

First sent to stockholders on or about August 9, 2010

GENERAL INFORMATION ABOUT VOTING

Who can vote?

You can vote your shares of Common Stock if our records show that you owned the shares on the Record Date. As of the close of business on the Record Date, a total of 41,295,158 shares of Common Stock are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on matters presented at the Annual Meeting.

How do I vote by proxy?

You may vote by proxy by simply completing, signing and returning your proxy card. If you hold your shares in street name, you may also vote by proxy over the Internet or by telephone.

If I am a stockholder of record, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. Stockholders of record may also vote via the Internet as set forth on the proxy card. Stockholders of record may not vote by telephone.

If you do not wish to vote in person or via the Internet, you may vote by proxy. You may vote by proxy using the enclosed proxy card. Please complete, sign and date your proxy card and return it promptly in the envelope provided.

If I hold my shares in street name, how do I cast my vote?

Many of our stockholders who hold their shares in street name through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the Internet. These stockholders should review and follow the voting instructions forwarded by their nominee.

You also may vote your shares at the Annual Meeting if you attend in person. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your nominee.

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change or revoke my vote after I return my proxy card?

Yes. You can revoke your proxy at any time before it is exercised at the Annual Meeting in any of three ways:

•	by submitting written notice revoking your proxy card to the Secretary of the Company;

•	by submitting another proxy that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the Annual Meeting.

Can I vote in person at the Annual Meeting rather than by completing the proxy card?

Although we encourage you to vote by proxy to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.

How are votes counted?

We will hold the Annual Meeting if holders representing a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting either submit a proxy or attend the meeting. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

The election of directors under Proposal 1 will be by the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting.

The affirmative vote of holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is required to approve Proposal 2 to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 80,000,000 to 125,000,000. In counting votes on this proposal, abstentions and broker non-votes will be counted as votes “AGAINST” the proposal.

Proposal 3 will be approved upon the affirmative vote of a majority of shares cast at the meeting (provided that the total votes cast on the proposal represent 50% of the outstanding shares of our Common Stock entitled to vote on the proposal). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Proposal 4 will be approved upon the vote of a majority of shares present in person or represented by proxy at the meeting. An abstention with respect to Proposal 4 will have the effect of a vote “AGAINST” such proposal. Broker non-votes will have no effect. Unless otherwise stated, the enclosed proxy will be voted in accordance with the instructions thereon.

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Brokers holding shares of the Common Stock in street name who do not receive instructions from the beneficial owners of those shares are entitled to vote on “routine” proposals.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, by fax, by email, or in person. None of these employees will receive any extra compensation for doing this. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to stockholders.

What am I voting on?

Proposal No. 1: To elect two (2) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified.

Proposal No. 2: To amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 80,000,000 shares to 125,000,000 shares.

Proposal No. 3: To approve the issuance of shares of Common Stock upon conversion of Series A Preferred Stock in accordance with applicable New York Stock Exchange Rules.

Proposal No. 4: To ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2010 fiscal year.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof, are stockholders of record at the close of business on the Record Date. Persons who are not stockholders of record on the Record Date will not be allowed to vote at the Annual Meeting. At the close of business on the Record Date there were 41,295,158 shares of Common Stock issued and outstanding. We have issued no other voting securities as of the Record Date. Each share of Common Stock entitles the holder thereof to one (1) vote on each matter to be voted upon at the Annual Meeting. Holders of Common Stock are not entitled to cumulate their votes for the election of directors.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report or this proxy statement, please notify the Company by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 9701 Wilshire Blvd., Suite 700, Beverly Hills, California 90212. The Company’s telephone number is (310) 887-6400. Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify the Company in writing or orally at the above provided address or telephone number and request that the Company deliver a single copy of these materials.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of Common Stock as of July 28, 2010 by (i) each person known to us to own beneficially more than 5% of our Common Stock; (ii) each of our directors and director nominees and each of our named executive officers; and (iii) all named executive officers and directors as a group. Unless otherwise indicated: (a) the business address for all of the named executive officers, director nominees and directors named below is c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Blvd., Suite 700, Beverly Hills, California 90212 and (b) each beneficial owner has sole voting and dispositive power with respect to all of the reported shares of common stock beneficially owned by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Stock(1)
5% Stockholders:
Pine River Capital Management(6)	6,795,247		9.9%
Morgan Stanley(7)	2,089,420		5.1%
Royce & Associates, LLC(8)	5,978,928		14.5%
Flat Ridge Investments LLC(2)	3,532,127	(3)	8.0%
Fairfax Financial Holdings Limited and affiliates (9)	8,058,018		16.3%
Named Executive Officers, Directors and Director Nominees:
David A. Minella(4)	3,532,127	(3)	8.0%
William J. McMorrow	13,802,755	(5)	33.4%
Mary Ricks	1,012,779		2.5%
Freeman A. Lyle	705,724		1.7%
Robert E. Hart	154,754		*
Donald J. Herrema	656,875		1.6%
Kent Mouton	58,542		*
Jerry R. Solomon	57,837		*
Norman Creighton	230,574		*
Stanley R. Zax	0		*
Cathy Hendrickson	3,094		*
All named executive officers and directors as a group	20,215,061		48.9%

*	Less than 1%

(1)	Amount and applicable percentage of ownership is based on 41,295,158 shares of the Company’s common stock outstanding on July 28, 2010.
(2)	David A. Minella is the Managing Member of Flat Ridge Investments LLC, and may be deemed to beneficially own the same number of shares of common stock reported by Flat Ridge Investments LLC. Mr. Minella disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. Mr. Minella and Flat Ridge Investments LLC have shared voting and dispositive power with respect to all of the reported shares of common stock. The business address of Mr. Minella and Flat Ridge Investments LLC is 814 Hollow Tree Ridge Road, Darien, Connecticut 06820.
(3)	Includes 2,710,741 sponsors warrants beneficially owned by Flat Ridge Investments LLC.
(4)	David A. Minella is the Managing Member of Flat Ridge Investments LLC, and may be deemed to beneficially own the 3,532,127 shares of common stock beneficially owned by Flat Ridge Investments LLC as of the record date, the 821,386 shares of common stock beneficially owned by Flat Ridge Investments LLC after taking into account the forfeiture and cancellation of the founders shares in connection with our merger with Kennedy-Wilson, Inc. on November 13, 2009, and the 2,710,741 sponsor warrants beneficially owned by Flat Ridge Investments LLC. Mr. Minella disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(5)	Includes 90,851 shares of common stock beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife, and 52,821 shares of common stock beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son.
(6)	Brian Taylor and Pine River Capital Management L.P. share voting and dispositive power with respect to 6,795,247 shares. The address for each of them is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305. Brian Taylor, Pine River Capital Management L.P. and Nisswa Acquisition Master Fund Ltd. share voting and dispositive power with respect to 5,782,812 shares. The exercise of the Company’s warrants held by these persons is subject to certain limitations as per an agreement between the Company and such persons. As per the agreement, these persons may not exercise the Company’s warrants, if, taking into account any of the Company’s common stock held by such person, and after giving effect to the proposed warrant exercise, such person will beneficially own or constructively own shares in excess of 9.9 percent of the outstanding common stock of the Company. The information contained herein is based solely upon a Schedule 13G filed with the SEC on June 21, 2010.
(7)	The address of the holder is 1585 Broadway, New York, NY 10036. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by FrontPoint Partners LLC, an investment adviser in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E), as amended. FrontPoint Partners LLC is a wholly-owned subsidiary of Morgan Stanley. The address of FrontPoint Partners LLC is Two Greenwich Plaza, Greenwich, CT 06830.
(8)	The address of the holder is 745 Fifth Avenue, New York, NY 10151.
(9)

As of July 28, 2010, the beneficial owners held 0 shares of Common Stock and an aggregate of 100,000 shares of Series A Preferred Stock convertible into 8,058,018 shares of Common Stock. The Series A Preferred Stock currently do not provide for any voting or management rights. Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited and 810679 Ontario Limited are deemed to share voting and dispositive power with respect to 8,058,018 shares of Common Stock based upon the conversion of 100,000 shares of Series A Preferred Stock. Odyssey America Reinsurance Corporation is deemed to share voting and dispositive power with respect to 4,448,027 shares of Common Stock based upon the conversion of 55,200 shares of Series A Preferred Stock. The address of Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited and 810679 Ontario Limited is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7, Canada. The address of Sixty Two Investment Company Limited is 1600 Cathedral Place, 925 West Georgia St, Vancouver, British Columbia V6C 3L3, Canada. The address of Odyssey America Reinsurance Corporation is 300 First Stamford Place, Stamford, CT 06902.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 regarding shares outstanding and available for issuance under our 2009 Equity Participation Plan:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	—	$—	117,557
Equity compensation plans not approved by security holders	—	—	—

Totals	—	$—	117,557

THE MERGER

On November 13, 2009, the Company, formerly known as Prospect Acquisition Corp. (“Prospect”), consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 8, 2009, as amended (the “Merger Agreement”), by and among the Company, Kennedy-Wilson, Inc., and KW Merger Sub Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), whereby Merger Sub merged with and into Kennedy-Wilson, Inc., with Kennedy-Wilson, Inc. continuing as the surviving corporation and a wholly-owned subsidiary of the Company.

In connection with the merger, the holders of Kennedy-Wilson, Inc. common stock and preferred stock received an aggregate of 26 million shares of Company Common Stock (minus any dissenting shares) with each share of Kennedy-Wilson, Inc. common stock automatically converting into the right to receive 3.8031 shares of Company Common Stock and each share of Kennedy-Wilson, Inc. preferred stock automatically converting into the right to receive 105.6412 shares of Company Common Stock. Immediately following the merger, former Kennedy-Wilson, Inc. stockholders held approximately 67% of the Common Stock of the Company.

In connection with the merger, the directors of Kennedy-Wilson, Inc., William J. McMorrow, Kent Mouton, Norman Creighton, Jerry Solomon, Thomas Sorell and Cathy Hendrickson, were elected to become the directors of the Company, with one Kennedy-Wilson, Inc. director, Jeff Hudson, being replaced by a designee of Prospect, former Chief Executive Officer and Chairman, David A. Minella.

In addition, following closing of the merger, the officers of Kennedy-Wilson, Inc. were appointed as officers of the Company as follows: William J. McMorrow as Chief Executive Officer, Freeman A. Lyle as Executive Vice President and Chief Financial Officer, Barry S. Schlesinger as Co-CEO of KW Commercial Investment Group, Mary Ricks as Co-CEO of KW Commercial Investment Group, James A. Rosten as President of Kennedy-Wilson Properties, Donald J. Herrema as CEO of KW Capital Markets, and Robert E. Hart as President of KW Multi-Family Management Group.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company has a classified Board of Directors which is divided into three classes, with each class elected for a term of three years. Each proposed class of the Board of Directors is set forth below:

•	Cathy Hendrickson and Stanley R. Zax in the class to stand for election in 2010;

•	Jerry Solomon and David A. Minella in the class to stand for election in 2011; and

•	William J. McMorrow, Kent Mouton and Norman Creighton in the class to stand for election in 2012.

At this year’s Annual Meeting, two directors are to be elected. The nominees for election at the Annual Meeting are Cathy Hendrickson and Stanley R. Zax. The enclosed proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting in the year 2013, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is the name, age (as of June 1, 2010) and title of each director, director nominee and executive officer of the Company followed by a summary of each director’s, director nominee’s and executive’s background and principal occupations. Unless otherwise indicated, each director’s and executive officer’s term of office as a director or executive officer of the Company commenced on November 13, 2009.

Name	Age	Position
William J. McMorrow	63	Chairman and Chief Executive Officer
Mary Ricks	45	Vice Chairman of Kennedy-Wilson, Inc. and CEO, KW Commercial Investment Group
Freeman A. Lyle	56	Executive Vice President and Chief Financial Officer
Robert E. Hart	52	President, KW Multi-Family Management Group
Donald J. Herrema	57	Executive Vice Chairman of Kennedy-Wilson, Inc. and CEO, KW Capital Markets
Kent Mouton	56	Director
Jerry R. Solomon	59	Director
Norman Creighton(1)	74	Director
Stanley R. Zax	72	Director Nominee
David A. Minella(1)	57	Director
Cathy Hendrickson(1)	63	Director

(1)	Serves on the Audit Committee, Nominations Committee and Compensation Committee.

William J. McMorrow—Chairman and Chief Executive Officer. Mr. McMorrow joined Kennedy-Wilson, Inc. in 1988 and has been Chairman and Chief Executive Officer of Kennedy-Wilson, Inc. since 1998. Mr. McMorrow is the architect of Kennedy-Wilson, Inc.’s expansion into real estate brokerage, property management and investment services. In addition to his real estate experience, Mr. McMorrow has more than 17 years of banking experience. Prior to joining Kennedy-Wilson, Inc., he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bancorp and also has held senior positions with a variety of financial services companies, including eight years as a Senior Vice President of Fidelity Bank. He received a B.S. in Business and an M.B.A. from the University of Southern California. Mr. McMorrow is on the Executive Board of the USC Lusk Center for Real Estate and is involved in numerous charities in Southern California, including Chrysalis, the Rape Treatment Center, the Village School and Loyola High School. Mr. McMorrow was selected to serve as a member of our Board of Directors because of his significant achievements with, and intimate knowledge of, the Company and his extensive experience in banking and real estate.

Mary Ricks—Vice Chairman of Kennedy-Wilson, Inc. and CEO, KW Commercial Investment Group. Ms. Ricks joined Kennedy-Wilson, Inc. in 1990, is Vice Chairman of Kennedy-Wilson, Inc. and has been has been Chief Executive Officer of KW Commercial Investment Group since 2008. Ms. Ricks is responsible for the Company’s acquisitions and dispositions of commercial assets as well as oversight of the Company’s activities in Japan. Prior to joining Kennedy-Wilson, Inc., Ms. Ricks was a commercial broker at Hanes Company. She has been named by the L.A. Business Journal as one of the top women in commercial real estate and was featured on the covers of Forum Magazine and Real Estate California recognizing women at the top of the field. She received a B.A. in Sociology from the University of California, Los Angeles, where she was an All-American athlete. Ms. Ricks is a founding board member of the Richard S. Ziman Center for Real Estate at UCLA.

Freeman A. Lyle—Executive Vice President and Chief Financial Officer. Mr. Lyle joined Kennedy-Wilson, Inc. in 1996 and has been Executive Vice President and Chief Financial Officer of Kennedy-Wilson, Inc. since 1996. Mr. Lyle is responsible for all aspects of finance and administration for the Company, including strategic planning, capital formation, financial reporting, risk management, investor relations and information technology. Prior to joining Kennedy-Wilson, Inc., he was Vice President and Controller for R&B Realty Group. Prior to R&B Realty, Mr. Lyle was with Ernst & Young LLP. He received a B.S. in Business from the California State University at Northridge and an M.B.A. from the University of Southern California. He is a Certified Public Accountant.

Robert E. Hart—President, KW Multi-Family Management Group. Mr. Hart has been President of KW Multi-Family Management Group since 2006. He joined Kennedy-Wilson, Inc. in 2000. Mr. Hart is responsible for the oversight of acquisitions, asset management and dispositions of multifamily assets in the U.S. and Japan. Prior to joining Kennedy-Wilson, Inc., Mr. Hart served as a Senior Vice President of Portfolio Management for Heitman Capital Management as well as Director of Real Estate Marketing for Executive Life Insurance Company Enhancement Trusts. He received a B.S. in Civil Engineering from Worcester Polytechnic Institute and an M.B.A. from the University of California, Los Angeles’ Anderson School of Management. Mr. Hart is Chair of the board of directors of Chrysalis and an Associate of the Richard S. Ziman Center for Real Estate at UCLA. He is a member of the Real Estate Investment Advisory Council, the Urban Land Institute and the California Lexington Group. He is a former President of the UCLA Anderson School of Management Alumni Association and a former member of both the Board of the UCLA Alumni Association and the Anderson School Board of Visitors.

Donald J. Herrema—Executive Vice Chairman of Kennedy-Wilson, Inc. and CEO, KW Capital Markets. Mr. Herrema is Executive Vice Chairman of Kennedy-Wilson, Inc. and Chief Executive Officer of KW Capital Markets. He joined Kennedy-Wilson, Inc. in 2009. Mr. Herrema is responsible for Kennedy-Wilson, Inc.’s capital markets and fundraising activities. Prior to joining Kennedy-Wilson, Inc., he founded BlackSterling Partners, LLC, served as CEO of Bessemer Trust, Loring Ward, Atlantic Trust (subsidiary of Invesco), and was Head of Private Wealth Management at Morgan Stanley. He began his career at Wells Fargo Bank, where he ultimately served as both President of Wells Fargo Securities and Head of the Mutual Funds Division. Mr. Herrema received a B.A. from Whittier College and an M.A. in Economics from the University of Southern California. Mr. Herrema is a Director of TD Bank Asset Management USA Funds and Lepercq, de Neuflize and Co and also serves as a Senior Advisor to Stone Point Capital.

Kent Mouton—Director. Mr. Mouton served as a director of Kennedy-Wilson, Inc. since 1995. Mr. Mouton is a partner with the law firm Kulik, Gottesman, Mouton & Siegel LLP, where he specializes in real estate law, primarily in the areas of real estate lending and finance, joint ventures, land use, acquisitions and dispositions, leasing, development and construction, common interest subdivisions

(condominiums and planned unit developments) and real estate brokerage. He has been an Adjunct Professor of real estate law at the UCLA Extension since 1979, and teaches various real estate related UCLA Extension courses. Mr. Mouton has been honored by his peers by being designated a Southern California Real Estate “Super Lawyer” in 2005, 2006, 2007 and 2008. Mr. Mouton is a former member of the Board of Governors of the Century City Bar Association and formerly was a Co-Chairperson of the Century City Bar Association Real Estate Law Section. He also serves on the Los Angeles County Bar Real Property Section Real Estate Finance, Land Use Planning and Commercial Development Steering Committees. Mr. Mouton graduated from the University of California, Los Angeles in 1975 with a Bachelor of Arts degree in Economics (Dean’s List, Summa Cum Laude, Phi Beta Kappa) and received his law degree in 1978 from the University of California, Los Angeles. Mr. Mouton was selected to serve as a member of our Board of Directors because of his experience and knowledge relating to the legal and financial aspects of real estate investment and his significant experience in public and private company advisory and governance activities.

Jerry R. Solomon—Director. Mr. Solomon served as a director of Kennedy-Wilson, Inc. since 2001. Mr. Solomon received both his B.S. Degree in accounting (1973) and an M.B.A. (1974) from UC Berkeley. Throughout college and following graduation, he worked in the tax department of JK Lasser & Company that later became Touche Ross & Company. After leaving JK Lasser, Mr. Solomon joined a large local CPA firm where he became the partner in charge of the comprehensive business services department as well as the administrative partner in charge of 7 partners and 80 staff. In 1988 he formed Solomon & Company CPA’s Inc. that later merged with Harold G. Winnett and the firm was renamed Solomon, Winnett & Rosenfield Certified Public Accountants, Inc. Mr. Solomon’s practice areas of expertise include both real estate industry and service industries. He consults frequently with high net worth individuals and families in tax and transactional planning. Mr. Solomon currently sits on several board of directors and on the boards of several philanthropic organizations. Mr. Solomon was selected to serve as a member of our Board of Directors because of his significant experience in the public accounting profession, particularly in the real estate and services industries, and with public and private company advisory and governance activities.

Norman Creighton—Director. Mr. Creighton served as a director of Kennedy-Wilson, Inc. since 2004. From 1975 to 2001, Mr. Creighton was employed with Imperial Bank, serving as President and Chief Executive Officer from 1983 to 2001. During Mr. Creighton’s tenure with Imperial Bank, its assets increased from approximately $200 million in 1975 to approximately $7 billion in 2001. Prior to Imperial Bank, Mr. Creighton served as Regional Vice President for Southern Arizona of Great Western Bank from 1971 to 1974. From 1958 to 1971, Mr. Creighton was employed with Arizona Bank, including as Manager of the Tuscon Headquarters. Mr. Creighton holds a B.S. in banking and finance from the University of Montana. Mr. Creighton was selected to serve as a member of our Board of Directors because of his extensive experience and knowledge of business, accounting and the banking industry.

Stanley R. Zax—Director Nominee. Mr. Zax has been Chairman of Zenith National Insurance Corporation, a subsidiary of Fairfax Financial Holdings Limited, since 1977 and has been its Chief Executive Officer and President since 1978. Mr. Zax serves as Chief Executive Officer and Chairman of the Board of Zenith Insurance Company, a subsidiary of Zenith National Insurance Corp. Mr. Zax served as President of Zenith Insurance Company from 1978 to 2005 and also served as President of CalFarm Insurance Company. He started his career in 1961 as an associate and later a partner with the Chicago law firm, Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as Vice President, General Counsel and Secretary. His association with the insurance industry started in 1973, when he served as President and Chief Executive of Great American Insurance Company. He served as Chairman of the Board of CalFarm Life Insurance Company for more than five years prior to December 1995 and of CalFarm Insurance Company for more than five years prior to January 1995. He has been a Director of Zenith National Insurance Corp. since July 1977. He serves as a Director of Prostate Cancer Foundation. He served as a Director of Wynn Las Vegas, LLC. He served as a Director of Wynn Resorts Ltd., a holding company of Wynn Las Vegas, LLC from October 2002 to May 8, 2007. He served as a Director of Sequa Corp. from March, 2007 to May, 2007. He served as a Non-Executive Director of Advent Capital (Holdings) Plc from 1999 to November 10, 2005. Mr. Zax earned a JD in 1961 and a BBA in 1958 from the University of Michigan at Ann Arbor. Mr. Zax was selected to serve as a member of our Board of Directors because of his extensive experience relating to the management and operations of public companies.

David A. Minella—Director. Mr. Minella served as the Prospect’s Chairman and Chief Executive Officer since its inception in July 2007 through November 2009. Mr. Minella has been the managing member of Minella Capital Management LLC, a financial services advisory firm, since December 2006 and the managing member of Flat Ridge Investments LLC, a private investment vehicle, since July 2007. Between 1997 and March 2007, Mr. Minella served as the Chief Executive Officer and a director of Value Asset Management LLC, or VAM, a strategic investment management holding company. At VAM, Mr. Minella was responsible for its overall business strategy, acquisitions and financial results. Under Mr. Minella’s leadership, VAM acquired a controlling interest in five separate investment management firms: Dalton Hartman Greiner and Maher, New York, NY; Harris Bretall Sullivan and Smith, San Francisco, CA; Hillview Capital Advisors, LLC, New York, NY; Grosvenor Capital Management LP, Chicago, IL; and MDT Advisers LLC, Cambridge, MA. All of the original acquisitions have been sold. From 1995 to 1997, Mr. Minella was the President and Chief Executive Officer of the asset management division of Liechtenstein Global Trust, or LGT, a wealth and asset management firm, where he was responsible for the overall business strategy and financial results. During Mr. Minella’s tenure as LGT’s Chief Executive Officer, he also led LGT’s acquisition of Chancellor Capital Management, a large United States equity investment firm. Mr. Minella originally joined the LGT group in 1987 as the head of its United States subsidiaries, GT Capital Management and GT Global. Mr. Minella established its United States mutual fund business through the broker-dealer community, reestablished LGT’s institutional separate account capabilities, and developed the firm’s global equity sector expertise. Currently, Mr. Minella serves as a director of Lindsell Train Japan Fund and Lindsell Train Global Media Fund, both offshore hedge funds managed out of London, UK. In addition, Mr. Minella is a member of the Executive Council at Bunker Hill Capital Management, a private equity firm in Boston, Massachusetts, the former Chairman of the board of directors of MDT Advisers LLC and a former board member of the Investment Company Institute. Mr. Minella holds a B.S. in accounting from Bentley College. Mr. Minella was selected to serve as a member of our Board of Directors because of his significant financial industry experience, particularly relating to investment strategies and asset management.

Cathy Hendrickson—Director. Ms. Hendrickson served as a director of Kennedy-Wilson, Inc. since 2004. Ms. Hendrickson has forty one years experience in banking which includes eight years with Union Bank in Los Angeles in Economic Research/Corporate Planning, Leveraged Leasing, Credit, and the National Division, three years at Philadelphia based Fidelity Bank’s Los Angeles Loan Production Office, one year in Crocker Bank’s Southern California Corporate Banking Division, two years as Manager of Imperial Bank’s Headquarters Office located at the Los Angeles International Airport, ten years as Regional Vice President of Metrobank’s South Bay Headquarters Office in Torrance, and two years as President of Palos Verdes National Bank. Since May, 1993, Ms. Hendrickson served as President and Chief Executive Officer of Bay Cities National Bank (formerly Peninsula National Bank). Ms. Hendrickson also serves as President and Chief Executive Officer of Peninsula Banking Group, Inc. and on the boards of Bay Cities National Bank, Peninsula Banking Group, Inc. and Community First Financial Group, Inc. Ms. Hendrickson was selected to serve as a member of our Board of Directors because of her extensive experience as a high level executive in the banking and financial industries.

DIRECTOR INDEPENDENCE

Directors Prior to the Merger

Prior to our merger with Kennedy-Wilson, Inc., which was consummated on November 13, 2009, we were a blank check company formed to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the financial services industry. In connection with the merger, our directors and officers were replaced by the officers and directors of Kennedy-Wilson, Inc., except for David Minella, our former Chief Executive Officer and Chairman, who continues to serve as one of our directors.

Prior to the merger our Common Stock was listed on AMEX, which requires that a majority of a listed company’s board of directors be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Prior to the merger, our former Board of Directors determined that each of Michael P. Castine, William Cvengros, Michael Downey, Daniel Gressel and John Merchant, who served as directors prior to the merger, were independent as such term is defined under the rules of AMEX and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Current Directors

Effective March 19, 2010, our Common Stock became listed on the New York Stock Exchange (“NYSE”). A majority of the members of our Board of Directors must be independent under Section 303A.01 of the listing standards of the NYSE. Section 303A.02 of the NYSE listing standards provide that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the listed company. Our Board of Directors has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in our Corporate Governance Guidelines and can be found our website at www.kennedywilson.com and can be made available in print free of charge to any stockholder who requests it.

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•

No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•

No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•

No director can be independent if he or she is receiving, or in the last three years has received, more than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•

No director can be independent if he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these independence standards and all of the relevant facts and circumstances, our Board of Directors determined that none of the following directors had any material relationship with the Company and, thus, are independent under Section 303A.02 of the listing standards of NYSE: Norman Creighton, Cathy Hendrickson, Thomas Sorell and David Minella. In accordance with NYSE rules a majority of our Board of Directors is independent. The Company has nominated Stanley R. Zax for election as a director of the Company at the 2010 Annual Meeting. Thomas Sorell will not stand for reelection. Mr. Zax is independent under Section 303A.02 of the listing standards of NYSE.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, safety, employment, political and other risks. Risks are reported to the Board of Directors through the Company’s executive officers, who are responsible for the identification, assessment and management of the Company’s risks. The Board of Directors regularly discusses the risks reported by the Company’s executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.

The Board of Directors is structured, in part, to optimize its risk oversight capabilities, including by combining the positions of Chief Executive Officer and Chairman and delegating certain risk oversight functions to its committees. Although the Board of Directors does not have a formal policy with respect to its leadership structure, the Company believes that currently combining the positions of Chief Executive Officer and Chairman serves as an effective link between management’s role of identifying, assessing and managing risks and the Board of Directors’ role of risk oversight. Mr. McMorrow possesses in-depth knowledge of the issues, opportunities and challenges we face, and is thus best positioned to develop agendas and highlight issues that ensure that the Board of Directors’ time and attention are focused on the most critical matters. In addition, the Board of Directors has determined that this leadership structure is optimal because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership, as well as clear accountability. Having one person serve as Chairman and Chief Executive Officer also enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, and business partners, particularly during times of turbulent economic and industry conditions. Although we believe that the combination of the Chairman and Chief Executive Officer roles is appropriate under current circumstances, we will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances, separation of these offices would serve our best interests and the best interests of our stockholders.

To efficiently oversee the Company’s risks, the committees of the Board of Directors are delegated with oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. The Nominating Committee oversees risks related to the effectiveness of the Board of Directors. The Compensation Committee oversees risks related to the Company’s executive compensation policies and practices.

MEETINGS OF THE BOARD OF DIRECTORS

Prior to our merger with Kennedy-Wilson, Inc. on November 13, 2009, the Board of Directors held four meetings. Subsequent to the merger, the Board of Directors held six meetings. Since the merger, no director attended less than 75% of the aggregate number of meetings of the Board of Directors and any committee of which the director was a member. We do not have a policy with regard to directors’ attendance at annual meetings of stockholders.

BOARD COMMITTEES

Our Board of Directors has a Compensation Committee, a Nominating Committee and an Audit Committee.

Compensation Committee

The members of the Compensation Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. The current Compensation Committee did not meet during 2009. Prior to the merger, Kennedy-Wilson, Inc.’s compensation committee consisted of Kent Mouton (chairman), Norman Creighton and Cathy Hendrickson and met three times in 2009. Each of the current members of the Compensation Committee are considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Compensation Committee operates under a written charter. The Compensation Committee charter can be found on our website at www.kennedywilson.com and can be made available in print free of charge to any stockholder who requests it.

The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers and, based on such evaluation, reviews and approves the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee may consult with the Chief Executive Officer regarding the amount or form of the compensation for the other executive officers. The Compensation Committee may also form and delegate responsibilities to subcommittees. The Compensation Committee also reviews and recommends to the full Board of Directors compensation of directors. The Compensation Committee administers our 2009 Equity Participation Plan.

Nominating Committee

The purpose of the Nominating Committee is to, among other things, discharge the responsibilities of our Board of Directors relating to the appropriate size, functioning and needs of our Board of Directors, including, but not limited to, recruitment and retention of high quality board members and the composition and structure of committees of the Board of Directors. The Nominating Committee held no meetings during 2009.

The members of the Nominating Committee are Cathy Hendrickson (chairman), Norman Creighton and David Minella. Each of the above-listed Nominating Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.

The Nominating Committee operates under a written charter. The Nominating Committee charter can be found on our website at www.kennedywilson.com and can be made available in print free of charge to any stockholder who requests it.

The Nominating Committee will consider director candidates recommended by security holders based upon the policies set forth in the Nominating Committee charter. Stockholders who wish to recommend to the Nominating Committee a candidate for election should send a letter to Kennedy-Wilson Holdings, Inc., 9701 Wilshire Blvd., Suite 700, Beverly Hills, CA 90212, ATTN: Nominating Committee. The letter must set forth certain biographical information regarding the nominees as specified in the Nominating Committee charter. Recommendations by security holders must be received no later than thirty (30) days after the end of the Company’s fiscal year.

Candidates will be reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating Committee believes that the potential nominees must have, the Nominating Committee considers and evaluates each candidate upon an assessment of certain criteria as set forth in the Nominating Committee charter. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating Committee does not have a formal procedure for identifying or evaluating director nominees except as set forth in the Nominating Committee charter. A potential director nominee recommended by a security holder will not be evaluated any differently than any other potential nominee. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.

Audit Committee

The Audit Committee operates under a written charter. The Audit Committee charter can be found on our website at www.kennedywilson.com and can be made available in print free of charge to any stockholder who requests it.

The Audit Committee charter states that the responsibilities of the Audit Committee shall include, among other things, to assist the Board of Directors in monitoring (i) the integrity of the annual, quarterly and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee also reviews and approves all related-party transactions and prepares the report required by the rules of the Securities and Exchange Commission, or the SEC, to be included in the Company’s annual proxy statement.

Prospect’s Audit Committee met four times prior to the merger during 2009. The Audit Committee of the Company met one time following the merger during 2009. Pursuant to its charter, the Audit Committee meets at least quarterly. The Company does not limit the number of audit committees of other Companies on which its Audit Committee members can serve.

The members of the Audit Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. Each of the above-listed Audit Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.

Our Board of Directors has determined that we have at least one audit committee financial expert, as defined in the Exchange Act, serving on our Audit Committee. Norman Creighton is the “audit committee financial expert” and is an independent member of our Board of Directors.

REPORT OF THE AUDIT COMMITTEE (1)

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the committee are “independent” as required by applicable listing standards of the NYSE. The Audit Committee operates pursuant to a charter that was approved by the Board of Directors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of the oversight of the Company’s financial reporting process, the Audit Committee has reviewed and discussed the audited financial statements with management, the internal auditors and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Finally, the Audit Committee has received written disclosures and the letter from the independent auditors, as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

THE AUDIT COMMITTEE

Norman Creighton (Chairman)

Cathy Hendrickson

David Minella

(1)	The material in the Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

EXECUTIVE SESSIONS

Under the NYSE listing company manual, our non-management directors are required to hold regular executive sessions. The chairperson of the executive sessions is Norman Creighton. Interested parties may communicate directly with the presiding director of the executive session or with the non-management directors as a group, by directing such written communication to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Blvd., Suite 700, Beverly Hills, California 90212.

PROCESS FOR SENDING COMMUNICATIONS TO THE BOARD OF DIRECTORS

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors or any individual director must mail a communication addressed to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Blvd., Suite 700, Beverly Hills, California 90212. Any such communication must state the number of shares of Common Stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom communication is directed unless the communication is clearly of a marketing nature or is inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

CODE OF ETHICS

Our Board of Directors has adopted a code of ethics that applies to our directors, officers and employees. A copy of the code of ethics is available on our website at www.kennedywilson.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 10, 2006, William J. McMorrow, our Chief Executive Officer and Chairman, borrowed $3,543,127 from Kennedy-Wilson, Inc. evidenced by a promissory note bearing simple interest at a rate of 7.5% and scheduled to mature on April 9, 2011 (the “McMorrow Note”). The balance of the McMorrow Note in the amount of $3,454,972 plus accrued interest of $763,539 was forgiven upon our consummation of our merger with Kennedy-Wilson, Inc. The determination of Kennedy-Wilson, Inc.’s Compensation Committee to forgive the note upon the consummation of the merger stemmed from its consideration of Mr. McMorrow’s contributions to Kennedy-Wilson, Inc., Mr. McMorrow’s primary role in negotiating the terms of the merger and the merger agreement, and the terms of the note which provided for its forgiveness in the event of certain changes in control.

In November 2008, Kennedy-Wilson, Inc. issued a convertible subordinated note with a principal amount of $30 million (the “Guardian Note”) to Guardian Life Insurance Company of America (“Guardian”). Thomas Sorell is the Executive Vice President and Chief Investment Officer of Guardian. The Guardian Note bore interest at a fixed rate of 7%, payable quarterly, and the outstanding principal was due on November 3, 2018. Following the consummation of our merger with Kennedy-Wilson, Inc., Guardian was provided with an option to convert, in whole or in part, the outstanding principal balance and accrued interest of the Guardian Note into shares of our Common Stock at a conversion price of $9.86 per share any time prior to May 3, 2017. At any time on or after the ninth anniversary of the original issue date of the note and prior to the due date, we had the ability to demand that Guardian convert the note in accordance with its terms. In addition, Guardian has from time to time entered into various loan and investment transactions involving Kennedy-Wilson, Inc. and its subsidiaries and affiliates relating to real estate investments.

In connection with the issuance of the Guardian Note, Guardian entered into a shareholders agreement (the “Shareholders Agreement”) with Kennedy-Wilson, Inc., William McMorrow, Mary Ricks and Freeman Lyle pursuant to which the parties agreed to appoint one person designated by Guardian as a member of the Board of Directors of Kennedy-Wilson, Inc. On October 8, 2009, Kennedy-Wilson, Inc. and Guardian entered into a letter agreement pursuant to which the parties agreed, effective upon consummation of our merger with Kennedy-Wilson, Inc., to terminate the shareholders agreement subject to entering into a voting agreement to provide Guardian with the right to designate a director to our Board of Directors.

On July 26, 2010, the Company and Kennedy-Wilson, Inc. entered into an agreement with Guardian pursuant to which Kennedy-Wilson, Inc. purchased the Guardian Note from Guardian. The purchase price for the Guardian Note was $32,550,000 plus accrued and unpaid interest. Upon the purchase of the Guardian Note, the Shareholders Agreement, and certain other agreements with Guardian, were terminated. In conjunction with the purchase of the Guardian Note, the Company and Guardian have also agreed that Guardian will sell and the Company will purchase 1,000,000 shares of the Company’s Common Stock. The purchase of the shares will close on or before August 16, 2010 (the “Closing Date”). The Company has also been given the option to purchase up to an additional 1,000,000 shares of Common Stock from Guardian. The purchase of the additional shares, if any, will occur on the Closing Date. Upon the consummation of the purchase of the shares, Thomas Sorell, Guardian’s designee on the Company’s Board of Directors, will resign from the Board of Directors.

On May 21 and June 8, 2010, we issued an aggregate of 100,000 shares of Series A Preferred Stock to certain affiliates of Fairfax Financial Holdings Limited for a purchase price of $1,000 per share. Our director nominee, Stanley R. Zax, is Chairman and President of Zenith National Insurance Corp., a subsidiary of Fairfax Financial Holdings. Zenith National Insurance Corp. purchased 10,000 shares of Series A Preferred Stock in the offering. See “PROPOSAL 3. APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF SERIES A PREFERRED STOCK IN ACCORDANCE WITH APPLICABLE NEW YORK STOCK EXCHANGE RULES”.

Kulik, Gottesman, Mouton & Siegel LLP has served as general legal counsel to Kennedy-Wilson, Inc. and received approximately $727,610 in legal fees for the year ended December 31, 2009. Kent Mouton, our director, is a partner with Kulik, Gottesman, Mouton & Siegel LLP and holds approximately a 25% interest in the firm.

Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. has provided certain tax consulting, preparation and general advice to Kennedy-Wilson, Inc. and received approximately $219,000 in fees for the year ended December 31, 2009. Jerry Solomon, our director, is a principal of Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. and holds approximately a 25% interest in the firm.

All ongoing and future transactions between us and any director or member of our management team, or their respective affiliates, including financing, will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable than are available from unaffiliated third parties. Such transactions will require prior approval in each instance by our Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended December 31, 2009, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2009, we believe that, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner, except for the following filings which, with respect to our current officers and directors, were not filed in a timely manner due to the numerous activities related to our merger with Kennedy-Wilson, Inc.: (i) Malibu Partner LLC, a former greater than 10% beneficial owner, did not file in a timely manner one Form 4 with respect to two transactions; (ii) David A. Minella, our director and former officer, did not file in a timely manner one Form 4 with respect to two transactions; (iii) Patrick Landers, our former director and officer, did not file in a timely manner one Form 4 with respect to two transactions; (iv) James Cahill, our former officer, did not file in a timely manner one Form 4 with respect to one transaction; (v) Michael Castine, our former director, did not file in a timely manner one Form 4 with respect to one transaction; (vi) William Cvengros, our former director, did not file in a timely manner one Form 4 with respect to one transaction; (vii) Michael Downey, our former director, did not file in a timely manner one Form 4 with respect to one transaction; (viii) Daniel Gressel, our former director, did not file in a timely manner one Form 4 with respect to two transactions; (ix) John Merchant, our former director, did not file in a timely manner one Form 4 with respect to one transaction; (x) William Landman, our former director, did not file in a timely manner one Form 4 with respect to two transactions; (xi) Barry Schlesinger, our officer, did not file in a timely manner one Form 3 and one Form 4 with respect to one transaction; (xii) Thomas Sorell, our director, did not file in a timely manner one Form 3; (xiii) Mary Ricks, our officer, did not file in a timely manner one Form 3 and one Form 4 with respect to one transaction; (xiv) Kent Mouton, our director, did not file in a timely manner one Form 3 and one Form 4 with respect to one transaction; (xv) William McMorrow, our director and officer, did not file in a timely manner one Form 3 and one Form 4 with respect to one transaction; (xvi) Freeman Lyle, our officer, did not file in a timely manner one Form 3 and one Form 4 with respect to one transaction; (xvii) Donald Herrema, our officer, did not file in a timely manner one Form 3 and one Form 4 with respect to one transaction; (xviii) Cathy Hendrickson, our director, did not file in a timely manner one Form 3 and one Form 4 with respect to one transaction; (xix) Norman Creighton, our director, did not file in a timely manner one Form 3 and one Form 4 with respect to one transaction; (xx) Robert Hart, our officer, did not file in a timely manner one Form 3 and one Form 4 with respect to five transactions; (xxi) James Rosten, our officer, did not file in a timely manner one Form 3 and one Form 4 with respect to three transactions; and (xxii) Jerry Solomon, our director, did not file in a timely manner one Form 3 and one Form 4 with respect to two transaction.

EXECUTIVE COMPENSATION

The following discussion sets forth certain information regarding our executive compensation. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to executive compensation refer to Kennedy-Wilson, Inc. and its subsidiaries prior to, and Kennedy-Wilson Holdings, Inc. and its subsidiaries subsequent to, the closing of the merger between the Company and Kennedy-Wilson, Inc., which was consummated on November 13, 2009. “Prospect” refers to the Company prior to the merger.

Executive Compensation of Prospect Acquisition Corp. prior to the Merger

None of Prospect’s executive officers received any cash or other compensation for services rendered to the Company in any capacity. However, Prospect’s executive officers and their affiliates were reimbursed for certain out-of-pocket expenses incurred in connection with activities on Prospect’s behalf such as identifying potential target businesses and performing due diligence.

Compensation Discussion and Analysis

I. NEOs

As required by SEC rules, the following compensation discussion explains compensation decisions with respect to those executive officers who constitute our “Named Executive Officers” (“NEOs”) under SEC rules. These rules provide that the NEOs are the principal executive officer, the principal financial officer, and the three most highly compensated executive officers other than the principal executive officer and the principal financial officer. For 2009, our NEOs were the following (titles are those at year end):

• William J. McMorrow	Chairman and Chief Executive Officer

• Freeman A. Lyle	Executive Vice President and Chief Financial Officer

• Mary Ricks	Vice Chairman of Kennedy-Wilson, Inc. and CEO, KW Commercial Investment Group

• Donald J. Herrema	Executive Vice Chairman of Kennedy-Wilson, Inc. and CEO, KW Capital Markets. Mr. Herrema joined the Company as an employee in June 2009. Previously, beginning in January 2009 he provided consulting services to the Company.

• Robert E. Hart	President, KW Multi-Family Management Group

II. Executive Compensation Philosophy and Objectives

Our core compensation philosophy has been to pay our executive officers a competitive level of compensation that best reflects individual performance, overall responsibility to us, and our performance and the performance of our business units.

This philosophy was implemented for the NEOs through a combination of base salary, the opportunity to earn significant bonuses, long-term incentives and executive benefits. Prior to the merger, our Chief Executive Officer generally determined the bonuses to be paid to the other NEOs and our Compensation Committee determined the bonuses to be paid to the Chief Executive Officer. Following the consummation of the merger, our Compensation Committee determines the compensation of all of the NEOs with the consultation of the Chief Executive Officer.

III. Elements of Compensation

For the years prior to 2009, we generally utilized three components of compensation: base salary, annual bonuses and benefits. As will be discussed below, long-term incentives became a significant element of executive compensation for our NEOs in 2009. Due to our overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation for executives, in years prior to 2008 the most significant element of compensation for the NEOs was bonuses. As reflected in the summary compensation table, bonuses for 2008 were much less than salary for 2008, reflecting the fact that the decline in our financial performance in 2008, as compared to prior years, made it appropriate to award much lower bonuses or no bonuses to the NEOs for that year. With respect to 2009, base pay was a relatively small percentage of overall compensation for the NEOs. As will be further discussed below, however, a number of unusual or unique events occurred during 2009 that affected the compensation of the NEOs, including signing bonuses in connection with successful contract renegotiations, issuance and cancellation of stock options, the payment of bonuses in connection with the merger of the Company with Kennedy-Wilson, Inc., and the issuance of restricted stock to key employees in connection with the merger.

A. Base Salary

Base salary is determined by the level of the position within the Company and the individual’s current and sustained performance results. Prior to the merger, the base salary of each NEO, except in the case of the Chief Executive Officer (whose base pay was set by our Compensation Committee), was set by our Chief Executive Officer, in some cases after consultation with the Compensation Committee. Following the merger, base salary for all NEOs is set by the Compensation Committee with the consultation of the Chief Executive Officer.

In determining the appropriate level of base salary for NEOs, a number of considerations may be taken into account. Historically, the following are some of the most important factors that have been considered: the number of employees supervised by the officer; the effort expended by the officer in soliciting and bringing new business or capital investments to his or her business unit; the extent to which the officer’s business unit generated new business or new capital; the travel demands placed upon the officer; and the extent to which the officer engaged in investor relation activities. While these factors are critical to our success, many of them cannot be evaluated quantitatively, so a portion of the evaluations by both the Compensation Committee and the Chief Executive Officer are necessarily subjective.

With respect to Messrs. McMorrow, Hart, and Lyle, and Ms. Ricks, salary adjustments were made effective January 1, 2008 by the Compensation Committee (with respect to Mr. McMorrow) and by Mr. McMorrow with respect to the other three executives. Mr. McMorrow’s salary was increased to $950,000, the salaries of Mr. Hart and Ms. Ricks were each increased to $600,000 (effective January 1, 2008), and Mr. Lyle’s salary was increased to $450,000 (effective June 1, 2008). The Chief Executive Officer did not recommend and the Compensation Committee did not consider any salary adjustments for these executives during 2009. In light of the continued unsettled state of the real estate market in 2009, the complex issues raised by the merger, and the long-term incentives issued in connection with the merger, the Compensation Committee concluded that increases in base salary were not appropriate.

Mr. Herrema joined the Company effective June 15, 2009. His initial base salary was set at $600,000 under his employment agreement, which was considered both appropriate in light of his job responsibilities and the fact that it was consistent with the level of base pay for other most senior executives below the Chief Executive Officer, for the reasons described in the preceding paragraph the Chief Executive Officer did not recommend and the Compensation Committee did not consider any salary adjustments for him during 2009.

B. Annual Bonus

In general, the determination of the annual bonus payable to a NEO is a discretionary determination. Because prior to 2009 we have historically not used forms of long-term incentive compensation as incentives for executive performance, annual bonuses have functioned as the primary component of variable compensation for most executive officers. Our Compensation Committee believes that annual bonuses should play a primary role in motivating executives to undertake efforts that provide increases in company value and that executive officers should be potentially eligible for bonuses that are a very significant percentage of base pay and, in the case of the most senior officers, may be a significant multiple of base pay. While the NEO’s individual performance is taken into account, historically a primary determinant of the bonus to be paid is the financial performance of the business unit over which the NEO has responsibility (in the case of the Chief Executive Officer and the Chief Financial Officer, the primary determinant is the financial performance of the Company as a whole). Our Compensation Committee determines the Chief Executive Officer’s bonus based on its evaluation of both his and the Company’s performance. While our Compensation Committee did not determine the bonus for the other NEOs prior to the merger, it was consulted as part of the process by which the Chief Executive Officer determined or participated in the determination of bonuses for the other NEOs prior to the merger. Except as noted below, the bonus determination process did not take into account specific targets or metrics; instead, it was based on a discretionary evaluation by our Compensation Committee (in the case of the Chief Executive Officer) or the Chief Executive Officer (in the case of the other NEOs) of the performance of the executive and the business unit for which he or she had responsibility. The following bonus determinations were made for 2009:

Mr. McMorrow. With respect to our Chief Executive Officer, our Compensation Committee determined that he should receive the following payments in 2009. These payments reflect the Compensation Committee’s view that our Chief Executive Officer has played the key role in guiding the Company through the unprecedented commercial real estate problems of the last several years and positioning the Company for sustained growth in the years of ahead:

•

In connection with the January 2009 extension of the expiration date of the Chief Executive Officer’s employment agreement from December 31, 2014 to December 31, 2019, he received a signing bonus of $2 million. This bonus is repayable on a pro rata basis if the Chief Executive Officer terminates employment prior to the expiration of the contract term for a reason not constituting a constructive termination under the employment agreement.

•

In connection with the merger, our Chief Executive Officer’s employment agreement was amended to provide a cash bonus of $4.85 million on October 15, 2009, which was subject to repayment if the merger had not occurred on a timely basis. Our Compensation Committee made the determination to pay this bonus to the Chief Executive Officer upon consummation of the merger after taking into account several factors, including the primary roles he played in negotiating the terms of the merger and the merger agreement and the amendments to the Chief Executive Officer’s employment agreements eliminating his rights to receive cash lump sum payments otherwise due upon a change in control.

•

On April 10, 2006, the Chief Executive Officer borrowed $3,543,127 from the Company evidenced by a promissory note bearing simple interest at a rate of 7.5% and scheduled to mature on April 9, 2011. In connection with the merger, the Chief Executive Officer’s employment agreement was amended to provide that the remaining balance of the note in the amount of $3,454,972 plus accrued interest of $763,539 would be forgiven upon consummation of the merger. The determination of our Compensation Committee to forgive the note upon the consummation of the merger stemmed from its consideration of the Chief Executive Officer’s contributions to the Company, his primary role in negotiating the terms of the merger and the merger agreement, and the terms of the note which provides for its forgiveness in the event of certain changes in control.

Ms. Ricks. It was not recommended that Ms. Ricks receive a bonus based directly on Company financial performance in 2009. She did, however, receive two bonus payments in 2009:

•

In connection with the January 2009 execution of a new employment agreement, she received a signing bonus of $1 million. This bonus is repayable on a pro rata basis if she terminates employment prior to the expiration of the contract term for a reason not constituting a constructive termination under the employment agreement.

•

In connection with the merger, Ms. Rick’s employment agreement was amended to provide a cash bonus of $2 million on October 15, 2009, which was subject to repayment if the merger had not occurred on a timely basis. Our Compensation Committee made the determination to pay a cash bonus to Ms. Ricks upon consummation of the merger after taking into account several factors, including the primary roles she played in negotiating the terms of the merger and the merger agreement and the amendments to her agreements eliminating her rights to receive cash lump sum payments otherwise due upon a change in control.

Mr. Lyle. The amount of bonus for Mr. Lyle for 2009 was $115,000. Key factors taken into account in determining the bonus amount were the significance and complexity of the financial functions that he is responsible for supervising and the very extensive efforts required to coordinate the financial reporting and related aspects of investor relationships, including preparation of monthly, quarterly, and annual reports for over 100 properties and management of the financial aspects of Kennedy-Wilson’s unsecured and secured borrowings. An additional factor taken into consideration was Mr. Lyle’s role in the process of converting Kennedy-Wilson into a public company through the merger, which required Mr. Lyle to successfully manage numerous complex and time consuming additional activities in addition to his ongoing job responsibilities.

Mr. Hart. The amount of bonus for Mr. Hart for 2009 was $175,000. Key factors taken into account in determining the bonus amount were the success of The Mercury transaction which Mr. Hart was responsible for sourcing and closing, along with Mr. Hart’s contribution to KW Multi-Family Management Group, LLC. Additional factors taken into account include Mr. Hart’s efforts in capital raising for the Company and for helping to oversee the Company’s business in Japan.

Mr. Herrema. Mr. Herrema’s employment contract provides for a discretionary bonus, subject to a minimum bonus of $500,000 for 2009. In accordance with the contract, he received a $500,000 bonus for

2009. While the Compensation Committee determined that Mr. Herrema had provided many valuable contributions in connection with the merger process, including negotiating key terms of the merger and the merger agreement, it was determined that an appropriate bonus award for these contributions was the $500,000 bonus provided for by the employment agreement.

C. Bonus Arrangements for 2010

In March 2010 the Compensation Committee met to consider bonus arrangements for the NEOs for 2010. While no final decisions have been made, the Compensation Committee’s current thinking is that the overall maximum bonus payable to a NEO should be based upon overall company financial performance, subject to the Compensation Committee’s complete discretion to make individual downward adjustments to the maximum bonus to reflect individual performance, performance of the executive’s bonus unit, and other appropriate factors. In order to implement this concept and to ensure that bonuses to NEOs would be deductible as performance-based compensation under section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, certain NEOs were awarded performance units in March 2010, the value of which will be dependent on the overall adjusted Company EBITDA for 2010. The details of these performance units are described in Form 8-K, filed by the Company March 31, 2010.

D. Long-Term Incentive Compensation

As previously noted, prior to 2009, the Company’s compensation philosophy had focused on delivering compensation value primarily through a mixture of base pay and annual incentives. While the Compensation Committee continues to believe that annual incentives play a critical role in aligning executive and investor interests, it has also concluded that significant long-term incentives should also play a major role in aligning executive actions with the long-term interests of the shareholders.

2009 Stock Option Grants. Our Compensation Committee determined to issue stock options in early 2009 to senior executives and members of the Board of Directors. Two types of options were granted by our Compensation Committee: (1) options with vesting only contingent on continued service for a specified amount of time, which were intended to reward contributions to the Company and act as a retention incentive; and (2) options with vesting contingent upon both continued service for a specified amount of time and upon meeting specific EBITDA performance goals set forth in the option agreement (if the EBITDA target for a previous year was not met, the options could still be earned if a “catch up hurdle” were to be met in a later year). A total of 750,000 stock options were issued, of which the following amounts were issued to the NEOs (the number in parentheses represent options with vesting contingent upon meeting EBITDA performance goals): 150,000 options to each of Mr. McMorrow and Ms. Ricks; 100,000 options to each of Mr. Herrema (100,000) and Mr. Hart (77,400); and 20,000 options to Mr. Lyle (15,708). Our Compensation Committee’s determination of the amount of options granted to each NEO took into account that optionee’s contribution to the Company and the amount of options that was being awarded to other officers with comparable levels of responsibility. The options were scheduled to vest over seven years in equal annual installments with a strike price of $30.

As part of the negotiations between Prospect Acquisition Corp. and Kennedy-Wilson, Inc. leading up to the merger, it was agreed that all of these stock options would be cancelled upon the closing. In addition to restricted stock that would be issued to the optionees in replacement of their options, the optionees also became entitled to payments of $2 per option for each cancelled option, resulting in payments of $300,000 to each of Mr. McMorrow and Ms. Ricks, $200,000 to each of Mr. Herrema and Mr. Hart, and $40,000 to Mr. Lyle.

Restricted Stock. In connection with the merger, it was determined that key executives would receive a substantial grant of restricted stock, both as a replacement for the cancelled stock options and as an incentive to sustained long-term performance and as a retention incentive. Specifically, to reward and incentivize our key employees and management after the merger, up to 2,475,000 shares of Common Stock were reserved for issuance under the Company’s 2009 Equity Participation Plan, or the 2009 Plan. In connection with the merger, certain of our officers, directors and key employees were issued an aggregate of 2,357,443 restricted shares of Common Stock under the 2009 Plan. Mr. McMorrow, Ms. Ricks and Mr. Herrema each were granted 556,875 shares of restricted shares and Mr. Lyle and Mr. Hart each were granted 77,344 shares of restricted stock. Mr. Hart was granted an additional 8,000 shares of restricted shares in May 2010 due to the success of The Mercury transaction which Mr. Hart was responsible for sourcing and closing, Mr. Hart’s contribution to KW Multi-Family Management Group, LLC and Mr. Hart’s efforts in capital raising for the Company and for helping to oversee the Company’s business in Japan. Under the terms of the restricted stock award agreements of the grantees that were awarded restricted shares in connection with the merger, the restricted shares are scheduled to vest in equal installments over a five year period from the date of grant if on each vesting date: (i) the total acquisition cost of assets owned or managed on behalf of third parties by the Company (Gross Assets Under Management) meets certain targets, as of such vesting date and (ii) the grantee is an employee of the Company or its subsidiaries, as of such vesting date (or, in the case of an independent contractor, the grantee continues to provide services). The agreements further provide that, if the awardee remains employed until a vesting date, but the Gross Assets Under Management target is not met, the shares shall nevertheless become vested if the Gross Assets Under Management target is met as of a subsequent vesting date. Also, the agreements further provide that the Gross Assets Under Management target may be increased and additional vesting requirements may be provided for annually in the Company’s sole discretion upon written notice to the Awardee.

Vesting Date of Restricted Shares Granted as of November 13, 2009	Target Gross Assets Under Management
November 13, 2010	$3.00 billion
November 13, 2011	$3.30 billion
November 13, 2012	$3.63 billion
November 13, 2013	$3.99 billion
November 13, 2014	$4.39 billion

Notwithstanding the foregoing, if the engagement of a grantee that is an employee or consultant of the Company or its subsidiaries is terminated by the Company or its subsidiaries without cause (as defined in the award agreements) or by the grantee for “Good Reason”, the requirement that the grantee be engaged with the Company or its subsidiaries as of each vesting date shall no longer apply going forward, so that, assuming the target Gross Assets Under Management is met as of a particular vesting date, all restricted shares subject to vesting as of such vesting date shall thereupon become fully vested. As used herein, “Good Reason” means the voluntary termination of the engagement of the grantee with the Company or its subsidiaries within 6 months of the Company or the Company’s subsidiaries: (1) instructing the grantee to provide services full-time or substantially full-time at any location not acceptable to the grantee (other than the Company’s main headquarters) that is more than 50 miles from the grantee’s principal place of work and more than 50 miles from the grantee’s principal residence; (2) eliminating or materially reducing the grantee’s duties with the Company or the Company’s subsidiaries or (3) materially reducing the grantee’s base pay (or base compensation). In addition, in the event of a “Change of Control” as defined in the 2009 Plan, any unvested restricted shares of Common Stock that have not previously been forfeited will become vested, subject to certain limitations.

Long-Term Cash Incentives. Our Compensation Committee amended Mr. McMorrow’s employment agreement and Mr. Ricks employment agreement to make certain long-term cash incentives available, contingent upon the consummation of the merger. The Compensation Committee’s decisions to make these incentives available took into account several factors, including the primary roles they played in negotiating the terms of the merger and the merger agreement and the amendments to their agreements eliminating their rights to receive cash lump sum payments otherwise due upon a change in control.

•

Mr. McMorrow and Ms. Ricks received “performance unit awards” under the 2009 Plan which entitled them to receive $2.425 million and $1.0 million, respectively, on April 1, 2010, provided that the Company’s assets under management were at least $3 billion as of March 31, 2010 and the executive remained employed through such date. This performance target was met and these awards have been paid.

•	Mr. McMorrow’s and Ms. Ricks’ employment agreements were also amended to provide that they would receive additional “performance unit awards” under the 2009 Plan entitling them to receive cash payments in the amounts of $4.425 and $1.0 million, respectively, on January 1, 2011, provided that the Company’s assets under management are at least $3 billion as of December 31, 2010 and he or she, as applicable, remained employed by the post-merger company through January 1, 2011. On November 18, 2009, Mr. McMorrow and Ms. Ricks waived their right to receive the January 1, 2011 bonuses.

E. Other Executive Benefits

NEOs are entitled to employee benefits generally available to all full time employees (subject to fulfilling any minimum service period). These employee benefits include, among other things, vacation and health and welfare benefits generally available to all employees. We believe these benefits are generally competitive with those offered by similar companies in the markets in which we operate.

Our employees, including the NEOs participate in a tax-qualified 401(k) plan, pursuant to which we may match a certain portion of employee contributions. We may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $1,500 for any participant.

The Chief Executive Officer receives certain additional benefits, which includes a car allowance of $18,000 and the use of certain club memberships that are maintained by us for business purposes only. Further details regarding these benefits are contained in the summary compensation table and accompanying footnotes. These benefits are provided because our Compensation Committee has concluded that they are generally competitive with those provided to comparable executives or provide benefits to us which are appropriate in light of their cost.

F. Employment Agreements

During 2009 we were a party to employment agreements with all of our NEOs. Additional information regarding the employment agreements of our NEOs may be found under the subheadings below “Termination and Change in Control Benefits.”

Mr. McMorrow. As amended effective February 1, 2009, the employment agreement in effect with Mr. McMorrow generally provides for base salary of $950,000, a bonus at the sole discretion of our Compensation Committee, and insurance coverages and other benefits generally available to officers. In addition, it provides for entrance fees and monthly dues for two country clubs. The term of Mr. McMorrow’s agreement extends through December 31, 2019. As previously described, Mr. McMorrow received a $2 million signing bonus in connection with the execution of this agreement.

In connection with the merger, Mr. McMorrow’s employment agreement was amended to provide for the previously described cash payments on October 15, 2009, April 1, 2010, and January 1, 2011 (this last payment was subsequently waived). It also provided for the note forgiveness previously described. It further provided for the grant of 556,875 restricted shares upon the terms and conditions set forth above. The amendments further provided for: the removal of certain benefits in the event of a change in control, the addition of certain severance benefits if the executive resigns on account of a change in location or a material reduction in duties, a reduction in the amount of payments or benefits payable or provided to him under his employment agreement or otherwise to ensure that no payment or benefit is subject to the excise tax imposed by Section 4999 of the Code (certain golden parachute payments) which reduction may, in certain circumstances, result in the repayment of certain previously paid amounts (plus earnings) to the Company, and to achieve compliance with Section 409A of the Code.

Ms. Ricks. Ms. Ricks entered into an employment agreement with Kennedy-Wilson, Inc. effective February 1, 2009. The agreement extends through January 31, 2014. The employment agreement provides for base salary of $600,000, a bonus at the sole discretion of our Compensation Committee, and other benefits generally available to our employees. As previously described, Ms. Ricks received a $1 million signing bonus in connection with the execution of this agreement.

In connection with the merger, Ms. Ricks employment agreement was amended to provide for the previously described cash payments on October 15, 2009, April 1, 2010, and January 1, 2011 (this last payment was subsequently waived). It further provided for the grant of 556,875 restricted shares upon the terms and conditions set forth above. The amendments further provided for: the removal of certain benefits in the event of a change in control, the addition of certain severance benefits if the executive resigns on account of a change in location or a material reduction in duties, a reduction in the amount of payments or benefits payable or provided to her under her employment agreement or otherwise to ensure that no payment or benefit is subject to the excise tax imposed by Section 4999 of the Code (certain golden parachute payments) which reduction may, in certain circumstances, result in the repayment of certain previously paid amounts (plus earnings) to the Company, and to achieve compliance with Section 409A of the Code.

Mr. Hart. Mr. Hart entered into an employment agreement with KW Multi-Family Management Group dated January 1, 2006, which has been subsequently amended and extended on a year-to-year basis. The employment agreement was most recently amended as of January 1, 2009 to extend the term through December 31, 2009. The agreement has now expired. In addition to base salary of $600,000, the agreement provided for Mr. Hart’s participation in the annual bonus pool equal to 20% of the net operating income of KW Multi-Family Management Group for the applicable calendar year, plus benefits generally available to employees of KW Multi-Family Management Group. The now expired agreement provided that, in the event Mr. Hart’s employment was terminated by KW Multi-Family Management Group without cause, he would be entitled to receive base salary, participation in the bonus pool and benefits through the end of the term.

Mr. Lyle. Mr. Lyle entered into an employment agreement with us on April 1, 1996, which has been subsequently amended and extended on a year-to-year basis. The employment agreement was most recently amended to extend the term through December 31, 2009. The agreement has now expired. In addition to base salary of $450,000, the agreement provided for a discretionary bonus of up to 100% of base salary and benefits generally available to employees of the Company. The now expired agreement provided that, in the event Mr. Lyle’s employment was terminated without cause, he would be entitled to receive base salary, participation in the bonus pool and benefits through the end of the term.

Mr. Herrema. Mr. Herrema entered into an employment agreement with us on June 15, 2009 to serve as the Executive Vice Chairman of Kennedy-Wilson, Inc. and CEO of Kennedy-Wilson Capital Markets through December 31, 2010. Under the employment agreement, Mr. Herrema is entitled to a base salary of $600,000 and a discretionary bonus determined by the Compensation Committee, subject to a $500,000 minimum bonus for 2009. The agreement also provides for benefits generally available to employees of the Company.

Mr. Herrema also entered into an amendment to his employment agreement in connection with the merger which provided for, among other things: the extension of his employment term from December 31, 2010 to January 31, 2014, unless earlier terminated pursuant to the terms of the agreement, the addition of certain severance benefits if the executive resigns on account of a change in location or a material reduction in duties, the grant of 556,875 shares of restricted stock pursuant to the 2009 Plan and upon the terms and conditions set forth above, and a reduction in the amount of payments or benefits payable or provided to him under her employment agreement or otherwise to ensure that no payment or benefit is subject to the excise tax imposed by Section 4999 of the Code (certain golden parachute payments) which reduction may, in certain circumstances, result in the repayment of certain previously paid amounts (plus earnings) to the Company, and to achieve compliance with Section 409A of the Code.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	Norman Creighton,
Chairman
Cathy Hendrickson
David Minella
Members of the
Compensation
Committee

Notwithstanding anything to the contrary set forth in any Company filings under the Securities Act or the Exchange Act that incorporate other filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee was established on November 13, 2009 and consists of Norman Creighton (Chairman), Cathy Hendrickson and David Minella. Mr. Minella served as our Chief Executive Officer and Chairman prior to the consummation of the merger between our wholly owned subsidiary and Kennedy-Wilson, Inc. on November 13, 2009. No other member of the Compensation Committee is (or ever was) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

Compensation Polices and Practices As They Relate to the Company’s Risk Management

The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

2009 Executive Compensation Information

2009 Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards(8)			Option Awards(8)		Non- Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation			Total
William J. McMorrow Chairman and Chief Executive Officer	2009 2008	$ $	950,000 950,000	$ $	6,850,000 —	$ $	2,490,094 —	(9)	$ $	2,173,500 —	$ $	— —	$ $	— —	$ $	4,600,080 18,000	(1) (1)	$ $	17,063,674 968,000
Freeman A. Lyle Executive Vice President and Chief Financial Officer	2009 2008	$ $	450,000 410,417	$ $	115,000 —	$ $	360,632 —	(9)	$ $	289,800 —	$ $	— —	$ $	— —	$ $	41,500 —	(2)	$ $	1,256,932 410,417
Mary Ricks Vice Chairman of Kennedy-Wilson, Inc. and CEO, KW Commercial Investment Group(3)	2009 2008	$ $	600,000 600,000	$ $	3,000,000 —	$ $	2,490,094 —	(9)	$ $	2,173,500 —	$ $	— —	$ $	— —	$ $	300,750 —	(4)	$ $	8,564,344 600,000
Robert E. Hart President, KW Multi-Family Management Group	2009 2008	$ $	600,000 600,000	$ $	175,000 —	$ $	91,120 —		$ $	1,449,000 —	$ $	— —	$ $	— —	$ $	206,804 —	(5)	$ $	2,521,924 600,000
Donald J. Herrema Executive Vice Chairman of Kennedy-Wilson, Inc. and CEO, KW Capital Markets(6)	2009		$325,000		$500,000		$3,377,094	(9)		$1,449,000		$—		$—		$201,500	(7)		$5,852,594

(1)	Includes $18,000 in car allowance payments in 2008 and 2009, $1,500 in Company contributions to Mr. McMorrow’s account in the Company’s tax qualified 401(k) savings plan for 2009. Also included for 2009 is $3,454,972 of note forgiveness and the related accrued interest of $763,539, $62,068 of payroll taxes related to the note forgiveness and $300,000 related to the cancellation of stock option awards. We maintain two corporate club memberships that are made available to the Chief Executive Officer. Since all use during 2008 and 2009 was business use, accordingly no amount is recorded as “All Other Compensation” with respect to these memberships.

(2)	Consists of $1,500 in Company contributions to Mr. Lyle’s account in the Company’s tax qualified 401(k) savings plan and $40,000 related to the cancellation of stock option awards.
(3)	During 2008, Ms. Ricks served as President of the Company’s commercial group. During 2009, Ms. Ricks served as CEO of the Company’s commercial investment group.
(4)	Consists of $750 in Company contributions to Ms. Rick’s account in the Company’s tax qualified 401(k) savings plan and $300,000 related to the cancellation of stock option awards.
(5)	Consists of $1,500 in Company contributions to Mr. Hart’s account in the Company’s tax qualified 401(k) savings plan, $200,000 related to the cancellation of stock option awards and $5,304 in commissions.
(6)	Mr. Herrema joined the Company in June 2009.
(7)	Consists of $1,500 in Company contributions to Mr. Herrema’s account in the Company’s tax qualified 401(k) savings plan, $200,000 related to the cancellation of stock option awards.
(8)	The amounts in this column reflect the aggregate grant date fair value of each restricted stock or option award computed in accordance with FASB ASC Topic 718. Information regarding the valuation assumptions used in the calculations are included in Note 17 to the Company’s financial statements for the fiscal year ended December 31, 2009 contained in the Company’s Annual Report on Form 10-K. For additional information on these awards, see “Grant of Plan-Based Awards Table” and “Compensation Discussion and Analysis.”
(9)	The amount of the stock award was calculated by taking the incremental value of the grant date fair value of the restricted stock award less the fair value of the option award on the date of modification. The share price on the date of modification for the restricted stock award was $9.25 per share. The fair value of the option award on the date of modification was calculated using the Black-Scholes-Merton option pricing model. The option pricing model inputs used to determine the fair value were an expected stock option term of 6.29 years, expected volatility of 41.9%, expected risk free rate of 2.95%, and no expected dividends.

GRANTS OF PLAN BASED AWARDS

The following table provides information about plan based awards granted to NEOs for 2009: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which is discussed in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation—Long-Term Cash Incentives”; (3) the number of shares of restricted stock grants in 2009, which is discussed in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation—Restricted Stock”; (4) the number of stock option awards, which consist of the number of shares underlying stock options awarded; (5) the exercise price of the stock option awards; and (6) the fair value of each equity award computed under FASB ASC Topic 718 as of the grant date.

	Grant Date	Estimated Future Payouts Under Incentive Plan Awards(1)		All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Non-Equity Target ($)	Equity Target (#)
William McMorrow	12/10/09	2,425,000	556,875			2,490,094
	03/25/09			150,000	30.00	2,173,500
Freeman Lyle	12/10/09		77,344			360,632
	03/25/09			20,000	30.00	289,800
Mary Ricks	12/10/09	1,000,000	556,875			2,490,094
	03/25/09			150,000	30.00	2,173,500
Robert E. Hart	5/10/10		8,000			91,120
	12/10/09		77,344			—
	03/25/09			100,000	30.00	1,449,000
Donald J. Herrema	12/10/09		556,875			3,377,094
	03/25/09			100,000	30.00	1,449,000

(1)	These columns show the potential value of the payout if the performance target is satisfied. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” for a description of the performance targets.

(2)	The amounts shown in All Other Option Awards show the stock options granted in 2009.
(3)	The exercise price of each option was determined to be the share price as of the close of trading on the date of grant.
(4)	This column shows the full grant date fair value of restricted stock awards and stock options under FASB ASC Topic 718 granted to the named executive officers during 2009. The options consist of options to purchase shares of common stock of Kennedy-Wilson, Inc., which was merged with a subsidiary of the Company on November 13, 2009. In connection with the merger, all outstanding options were cancelled. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation—2009 Stock Option Grants”. See note 8 to “2009 Summary Compensation Table” for a discussion regarding the valuation of the restricted stock awards.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our NEOs at December 31, 2009.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William McMorrow	—	—	556,875	$4,984,031
Freeman Lyle	—	—	77,344	$692,229
Mary Ricks	—	—	556,875	$4,984,031
Robert E. Hart	—	—	77,344	$692,229
Donald J. Herrema	—	—	556,875	$4,984,031

(1)	For a description of the restricted stock held by our NEOs on December 31, 2009, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation—Restricted Stock”. The restricted stock was granted under our 2009 Plan which is described below.
(2)	Value is based on the closing price of our Common Stock of $8.95 on December 31, 2009, as reported on NYSE Amex.

2009 Equity Participation Plan

Our 2009 Equity Participation Plan, or the 2009 Plan, was approved by our stockholders on November 13, 2009. The principal features of the 2009 Plan are summarized below, but the summary is qualified in its entirety by reference to the text of the 2009 Plan.

Administration of the 2009 Plan. The 2009 Plan is administered by our Compensation Committee.

Securities Subject to the 2009 Plan. Pursuant to the 2009 Plan, the maximum aggregate number of shares of Common Stock that may be issued is 2,475,000 shares.

Eligibility. Our and our affiliates’ employees (including officers), nonemployee consultants and nonemployee directors are eligible to receive awards under the 2009 Plan.

Awards Under the 2009 Plan. The 2009 Plan provides that the Compensation Committee may grant or issue stock options, restricted stock awards, unrestricted stock awards, restricted stock units, performance unit awards, performance share awards, distribution equivalent rights, stock appreciation rights, or any combination thereof.

Non-Qualified Stock Options. Non-qualified stock options (“NQSOs”) provide for the right to purchase shares of Common Stock at a price determined by the Compensation Committee which may not be less than fair market value on the date of grant, subject to certain adjustments, and usually will become exercisable (in the discretion of the Compensation Committee) in one or more installments after the grant date, subject to the completion of the applicable vesting period. NQSOs may be granted for any term specified by the Compensation Committee, but may not exceed ten years.

Incentive Stock Options. Incentive stock options (“ISOs”) are designed to comply with the provisions of Section 422 of the Code, and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant.

Restricted and Unrestricted Stock. Restricted stock may be issued at such price, if any, and may be made subject to such restrictions (including time vesting or satisfaction of performance milestones), as may be determined by the Compensation Committee. Restricted stock, typically, is subject to forfeiture if certain conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred, until the vesting restrictions applicable to such shares are removed or expire.

Restricted Stock Unit Awards. The holder of a restricted stock unit will be entitled to receive payment in cash or shares of Common Stock, based upon the number of restricted stock units awarded to the holder, if the holder satisfies individual service-based vesting requirements. The payment will be made no later than the fifteenth day of the third calendar month following the end of the calendar year in which the restricted stock unit first becomes vested. The payment will be subject to a “substantial risk of forfeiture” under Section 409A of the Code.

Performance Unit Awards. Performance unit awards entitle the holder to a cash payment upon the satisfaction of predetermined goals and objectives relating to the performance of the holder, the Company and/or its affiliates that is based upon the dollar value assigned to such unit under the award agreement. The performance unit award agreement may provide that, depending on the degree of performance achieved, different amounts of performance units, or no performance units, may be awarded.

Performance Share Awards. Performance share awards entitle the holder to receive shares of Common Stock upon the satisfaction of certain performance goals and objectives determined by the Compensation Committee. At the time of such award, the Compensation Committee may prescribe additional terms and conditions or restrictions relating to the awards, including, but not limited to, rules pertaining to the effect of termination of the holder’s employment, director status or consultant status prior to the expiration of the applicable period. The holder of a performance share award will have no rights as a stockholder of the Company until such time, if any, as the holder actually receives shares pursuant to the award.

Distribution Equivalent Rights. Distribution equivalent rights entitle a holder to receive bookkeeping credits, cash payments and/or Common Stock distributions equal in amount to the distributions that would have been made to the holder if such holder held a specified number of shares of Common Stock during the period the holder held the right.

Stock Appreciation Rights. SARs provide for the payment of an amount to the holder based upon increases in the price of Common Stock over a set base price. The base price of any SAR granted under the 2009 Plan must be at least 100% of the fair market value of a share of Common Stock on the date of grant. Under the 2009 Plan, SARs will be settled in cash or shares of Common Stock, or a combination of both.

Termination and Change in Control Benefits

This section quantifies the additional amounts that would be payable to the NEOs in the event of their termination or a change in control as of December 31, 2009. For this purpose, the closing stock price of $8.95 on that date has been used.

The restricted stock agreements applicable to all the NEOs provide that, in the event of a change in control, as defined in the 2009 Plan, the restricted shares become immediately vested. If an awardee is fired without cause or quits for good reason, the continued employment requirement with respect to the restricted shares is waived, but the Gross Assets Under Management target must continue to be satisfied.

Mr. McMorrow

Mr. McMorrow’s employment agreement provides that, in the event his employment with the Company is terminated: (i) by the Company without cause; (ii) due to death or disability or (iii) by Mr. McMorrow with cause, he will receive basic salary and benefit continuation (as described under the employment agreement) throughout the remaining term of the agreement. If Mr. McMorrow’s employment is terminated by the Company with cause or by Mr. McMorrow without cause, he will receive compensation earned to the date of termination. In addition, the requirement of continued employment with respect to the cash performance award contingently payable April 1, 2010, is eliminated if he is fired without cause or quits for good reason.

Ms. Ricks and Mr. Herrema

Pursuant to their employment agreements, if Mr. Herrema or Ms. Ricks is terminated without cause, each executive will be entitled to base salary and benefit continuation (as described under the employment agreement) through the remainder of term of his or her respective agreement. In addition, the requirement of continued employment with respect to the cash performance award contingently payable to Ms. Ricks on April 1, 2010, is eliminated if she is fired without cause or quits for good reason.

The table below sets forth estimated payments with respect to Mr. McMorrow, Ms. Ricks, and Mr. Herrema upon the termination of employment with the Company under various circumstances and upon a change in control. The amounts in the table assume that, in the case of accelerated vesting with respect to the restricted stock granted these individuals and the cash performance awards granted Mr. McMorrow and Ms. Ricks, any applicable performance contingencies will be subsequently satisfied.

	Involuntary For Cause or Without Good Reason	Involuntary Without Cause or For Good Reason	Death / Disability	CIC Only (No Termination)	Involuntary Without Cause or For Good Reason In Connection With CIC
McMorrow
Cash Severance	$0	$11,925,000	$9,500,000	$0	$11,925,000
Equity Award Acceleration	0	4,984,031	0	4,984,031	4,984,031
Continued Benefits	0	213,000	213,000		213,000
280G Cutback(1)	N/A	N/A	N/A	0	(2,516,300)

Total	$0	$17,122,031	$9,713,000	$4,984,031	$14,605,731

Ricks
Cash Severance	$0	$3,450,000	$0	$0	$3,450,000
Equity Award Acceleration	0	4,984,031	0	4,984,031	4,984,031
Continued Benefits	0	13,475	0	0	13,475
280G Cutback(1)	N/A	N/A	N/A	0	(3,180,842)

Total	$0	$8,447,506	$0	$4,984,031	$5,266,664

Herrema
Cash Severance	$0	$2,450,000	$0	$0	$2,450,000
Equity Award Acceleration	0	4,984,031	0	4,984,031	4,984,031
Continued Benefits	0	13,475	0	0	13,475
280G Cutback(1)	N/A	N/A	N/A	(1,084,032)	(3,547,507)

Total	$0	$7,447,506	$0	$3,899,999	$3,899,999

(1)	The employment agreements of these executives provide that, in the event that CIC benefits would trigger the excise tax under Section 4999 of the Code, benefits are to be cut back to $1 below the tax threshold. This row reflects any necessary cutbacks in benefits.

Mr. Lyle and Mr. Hart

As of December 31, 2009, neither Mr. Lyle nor Mr. Hart was subject to an employment agreement, since their employment agreements expired on that date. Accordingly, the only payments to which either would be entitled is $692,229, the value attributable to the accelerated vesting of the 77,344 restricted shares that have been issued to each of them, which acceleration occurs under the circumstances and subject to the conditions set forth in the second paragraph of this section.

Director Compensation

Each non-employee director, other than Thomas Sorell, received a fee of $25,000 per year, $1,000 for each Board of Directors meeting attended and $500 for each committee meeting attended. The following table provides compensation information for the fiscal year ended December 31, 2009 for each non-employee member of our Board of Directors:

Name(2)	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Kent Mouton	$32,000	$—	$72,450	$—	$10,000	$114,450
Cathy Hendrickson	$31,000	$—	$72,450	$—	$10,000	$113,450
Jerry Solomon	$29,000	$—	$72,450	$—	$10,000	$111,450
Thomas Sorrell	$—	$—	$—	$—	$—	$—
David Minella(3)	$7,750	$—	$—	$—	$—	$7,750
Norman Creighton	$33,000	$—	$72,450	$—	$10,000	$115,450
Jeffrey Hudson(4)	$16,500	$—	$72,450	$—	$10,000	$98,950

(1)	This column shows the full grant date fair value of restricted stock awards and stock options under FASB ASC Topic 718. Information regarding the valuation assumptions used in the calculations are included in Note 17 to the Company’s financial statements for the fiscal year ended December 31, 2009 contained in the Company’s Annual Report on Form 10-K. The options consist of options to purchase shares of common stock of Kennedy-Wilson, Inc., which was merged with a subsidiary of the Company on November 13, 2009. In connection with the merger, all outstanding options were cancelled. See “Compensation Discussion and Analysis”.
(2)	Mr. McMorrow receives no compensation for his service as a director.
(3)	Mr. Minella became a director on November 13, 2009 upon consummation of the merger.
(4)	Mr. Hudson resigned as a director of Kennedy-Wilson, Inc. on November 13, 2009 in connection with the merger.

REQUIRED VOTE

Election of the directors requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum exists.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

THE TWO NOMINEES FOR DIRECTOR SET FORTH HEREIN.

PROPOSAL 2

AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Board of Directors has adopted a resolution proposing an amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 80,000,000 shares to 125,000,000 shares. As of July 26, 2010, the Company had 41,295,158 shares of Common Stock issued and outstanding. In addition, as of July 26, 2010: (i) 15,660,000 shares of Common Stock are issuable upon exercise of outstanding warrants; (ii) 57 shares of Common Stock are available for future grant under our 2009 Equity Participation Plan; and (iii) 8,058,018 shares of Common Stock are issuable upon conversion of outstanding shares of Series A Preferred Stock.

The Board of Directors believes that the authorized Common Stock available for issue is not sufficient to enable the Company to respond to potential business opportunities and to pursue important objectives designed to enhance stockholder value. The additional authorized shares will provide the Company with greater flexibility to use its capital stock, without further stockholder approval, for various purposes including, without limitation, expanding the Company’s businesses through the acquisition of other businesses, real estate or investments, stock dividends (including stock splits in the form of stock dividends), raising capital, providing equity incentives to employees, officers and directors and establishing strategic relationships with other companies. Other than as specified above, the Company currently does not have specific agreements or plans that would involve the issuance of the proposed additional authorized shares, although it intends to continue to consider transactions from time to time that may result in such issuances. The Company cannot assure the stockholders that any such transactions will be consummated on favorable terms or at all or, if consummated, that any such transaction will enhance stockholder value. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for a stockholder who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder’s percentage voting power.

The authorized shares of Common Stock in excess of those issued or reserved will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable without further action by the Company’s stockholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the Common Stock may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock do not have preemptive rights.

The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board of Directors could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of the proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

If the amendment is approved, then the first sentence of Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation would be amended and restated in its entirety to read as provided below:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 126,000,000, of which 125,000,000 shares shall be Common Stock with a par value of $.0001 per share (the “Common Stock”) and 1,000,000 shares shall be Preferred Stock with a par value of $.0001 per share (the “Preferred Stock”).”

REQUIRED VOTE

The approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the issued and outstanding shares of our Common Stock entitled to vote thereon as of the Record Date.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

PROPOSAL 3

APPROVAL OF THE ISSUANCE OF SHARES OF

COMMON STOCK UPON CONVERSION OF SERIES A PREFERRED STOCK IN

ACCORDANCE WITH APPLICABLE NEW YORK STOCK EXCHANGE RULES

On May 21 and June 8, 2010, we issued an aggregate of 100,000 shares of Series A Preferred Stock to certain affiliates of Fairfax Financial Holdings Limited for a purchase price of $1,000 per share. Cumulative dividends on the Series A Preferred Stock accrue at an annual rate of 6% of the purchase price. The dividends are payable quarterly in arrears. Currently, the holders of the Series A Preferred Stock do not have any voting or management rights. The Series A Preferred Stock is not redeemable by us.

Each share of Series A Preferred Stock is convertible into shares of Common Stock at the holder’s option at any time prior to May 19, 2015. On May 19, 2015, each outstanding share of Series A Preferred Stock will automatically be converted into shares of Common Stock. Each share of Series A Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing $1,000 by the conversion price in effect at the time of conversion, which initially is $12.41. The initial conversion price represents a 10% premium over the average closing price of our Common Stock on the NYSE on May 6 and May 7, 2010. The conversion price is subject to adjustment upon the occurrence of certain events.

NYSE Stockholder Approval Requirements

Since our Common Stock is listed on the NYSE, we are subject to NYSE rules and regulations, including NYSE Listed Company Manual Sections 312.03(b) and 312.03(c).

Subject to certain limited exceptions, Section 312.03(b) requires stockholder approval prior to the issuance of Common Stock, or securities convertible into or exercisable for Common Stock, in any transaction or series of related transactions to substantial security holders of the Company.

In addition, subject to certain limited exceptions, Section 312.03(c) requires stockholder approval prior to the issuance of Common Stock, or securities convertible into or exercisable for Common Stock, in any transaction or series of related transactions if (i) the Common Stock has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of Common Stock or securities convertible into or exercisable for Common Stock, or (ii) the number of shares of Common Stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the Common Stock or securities convertible into or exercisable for Common Stock.

The outstanding shares of Series A Preferred Stock are initially convertible into 8,058,018 shares of our Common Stock (approximately 19.5% of the outstanding shares of our Common Stock). Pursuant to the terms of the Series A Preferred Stock Certificate of Designation, the conversion rate is subject to adjustment under certain circumstances, which may result in the outstanding shares of Series A Preferred Stock being convertible into 20% or more of the total number of shares of our Common Stock currently outstanding.

In connection with the sale and issuance of the Series A Preferred Stock, we agreed to include a proposal in this proxy statement to authorize the additional issuance of Common Stock upon conversion of the Series A Preferred Stock in accordance with the requirements of Section 312.03 of the NYSE Listed Company Manual. Absent stockholder approval the total number of shares deliverable upon conversion of the Series A Preferred Stock pursuant to NYSE Listed Company Manual Section 312.03(c) is limited to 8,252,803 shares, which is equal to 19.99% of the total number of shares of Common Stock currently outstanding. In addition, in the event that the holders of the Series A Preferred Stock acquire such number of shares of Common Stock as would cause such holders to be deemed “substantial security holders” of the

Company under NYSE Listed Company Manual Section 312.03(b), stockholder approval would be required prior to the additional issuance of Common Stock to such holders upon conversion of the Series A Preferred Stock.

The Company has included this proposal to approve the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock in accordance with Sections 312.03(b) or 312.03(c) of the NYSE Listed Company Manual.

If our stockholders approve this proposal and the conversion price of the Series A Preferred Stock is adjusted to a price lower than $12.12, the conversion of all of the outstanding shares of Series A Preferred Stock will result in additional dilution of the economic and voting power of our existing stockholders.

If our stockholders do not approve this proposal, then the Series A Preferred Stock will be convertible into a maximum of 8,252,803 shares of Common Stock. In addition, until the date such stockholder approval is obtained, the dividend rate of the Series A Preferred Stock will be increased to: (i) 15% from and after the date of our 2010 Annual Meeting until the date that is six months after the date of our 2010 Annual Meeting; and (ii) 20% from and after the date that is six months after the date of our 2010 Annual Meeting.

Interest of Certain Persons in Matters to Be Acted Upon

Our director nominee, Stanley R. Zax, is Chairman and President of Zenith National Insurance Corp., a subsidiary of Fairfax Financial Holdings. Zenith National Insurance Corp. holds 10,000 shares of Series A Preferred Stock.

REQUIRED VOTE

The rules of the NYSE require that this proposal be approved by our stockholders representing a majority of the votes cast on the proposal (provided that the total votes cast on the proposal represent 50% of the outstanding shares of our Common Stock entitled to vote on the proposal). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF SERIES A PREFERRED STOCK IN ACCORDANCE WITH APPLICABLE NEW YORK STOCK EXCHANGE RULES

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT PUBLIC ACCOUNTANTS

On December 15, 2009, McGladrey & Pullen, LLP (“M&P”) was dismissed as the independent registered public accounting firm of the Company by the Board of Directors.

The report issued by M&P on the financial statements of the Company for the period from inception in July 2007 through December 31, 2007, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle. The report issued by M&P on the financial statements of the Company for the fiscal year ended December 31, 2008, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle, except that such report was modified by the inclusion of an explanatory paragraph indicating that there was substantial doubt about the Company’s ability to continue as a going concern as a result of the Company’s mandatory liquidation on November 14, 2009 in the event a business combination was not consummated.

The decision to change accountants was approved by the Audit Committee of the Company.

From the Company’s inception in July 2007 through the date of dismissal, there were no disagreements between the Company and M&P on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of M&P would have caused them to make reference thereto in their reports on the financial statements for such period.

There were no “reportable events” as that term is used in Item 304(a)(1)(v) of Regulation S-K occurring during the period beginning on the Company’s inception in July 2007 and ending on September 30, 2009.

On December 15, 2009, the Company retained KPMG LLP (“KPMG”), as its new independent registered public accounting firm. The Company engaged KPMG to audit the Company’s financial statements for the year ending December 31, 2009. From inception in July 2007 through the date of engagement, neither the Company nor anyone on the Company’s behalf has consulted with KPMG regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement as that term is used in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as that term is used in Item 304(a)(1)(v).

The Company provided M&P with a copy of the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2009, which disclosed the above information regarding the dismissal of M&P. The Company requested that M&P furnish it with a letter addressed to the SEC stating whether or not it agreed with the statements in the Current Report. M&P furnished the Company with a letter dated December 15, 2009 addressed to the SEC stating that it agreed with the Company’s statements in Item 4.01 of the Current Report.

A representative from KPMG is expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if such representative desires to do so. No representative from M&P is expected to be present at the Annual Meeting.

Fees of Independent Auditor

Audit Fees

The following sets forth fees billed for the audit and other services provided by M&P for fiscal years 2009 and 2008:

Fee Category	Fiscal 2008 Fees	Fiscal 2009 Fees
Audit fees(1)	$79,523	$33,559
Audit-related fees(2)	—	42,454
Tax fees(3)	5,000	7,050
All other fees(4)	—	128,850

	$84,523	$211,913

(1)	Audit fees consist of fees for the audit of our year end financial statements and for the review of the interim financial statement included in our Quarterly Report on Form 10-Q.
(2)	Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements included in our Registration Statement on Form S-4 and not reported as audit fees.
(3)	Tax fees consist of fees for professional services for tax return preparation, tax compliance, tax advice and/or tax planning. These tax services were provided by RSM McGladrey, an affiliate of M&P.
(4)	All other fees consist of fees for due diligence work related to the merger provided by M&P other than audit fees, audit related fees or tax fees.

The following sets forth fees billed for the audit and other services provided by KPMG for fiscal year 2009 with respect to the Company and for fiscal year 2008 with respect to Kennedy-Wilson, Inc.:

Fee Category	Fiscal 2008 Fees	Fiscal 2009 Fees
Audit fees(1)	$332,322	$741,714
Audit-related fees(2)	—	600,280
Tax fees(3)	—	—
All other fees(4)	—	—

	$332,322	$1,341,994

(1)	Audit fees consist of fees for the audit of our year end financial statements and for the review of the interim financial statement included in our Quarterly Report on Form 10-Q.
(2)	Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements included in our Registration Statement on Form S-4 and not reported as audit fees.
(3)	Tax fees consist of fees for professional services for tax compliance, tax advice and/or tax planning.
(4)	All other fees consist of fees for products and services provided by KPMG other than audit fees, audit related fees or tax fees.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

REQUIRED VOTE

Ratification of the appointment of KPMG as the independent public accountant of the Company requires affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting, provided a quorum exists.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF

THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the Exchange Act, a stockholder who wishes to make a proposal for inclusion in the Company’s proxy statement and form of proxy for our Annual Meeting of Stockholders that will be held in 2011 must submit such proposal to the Company no later than April 11, 2011; provided, however, that in the event the 2011 Annual Meeting is held more than 30 days prior to or after August 26, 2011, then the deadline to submit the proposal is a reasonable time before the Company begins to print and send its proxy materials.

In order for a stockholder to submit its own proposal to be considered at the 2011 Annual Meeting, such stockholder must submit the proposal to the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the meeting; provided, however, that in the event that less than 90 days notice or prior public disclosure of the date of the 2011 Annual Meeting is given or made to the stockholders, then the deadline to submit the proposal will be no later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

In order to be valid, a stockholder’s proposal must set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder.

GENERAL

Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this proxy statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. For further information regarding us, we refer you to such reports and information which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is www.sec.gov.

Our corporate website is www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST 9, 2010. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.

By Order of the Board of Directors

/S/ WILLIAM MCMORROW
William McMorrow
Chairman of the Board of Directors

August 9, 2010

KENNEDY-WILSON HOLDINGS, INC.

9701 Wilshire Blvd., Suite 700

Beverly Hills, California 90212

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William McMorrow and Freeman Lyle, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of Common Stock of Kennedy-Wilson Holdings, Inc. (the “Company”) held of record by the undersigned on July 2, 2010 at the Annual Meeting of Stockholders to be held at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California on August 26, 2010 at 9:00 a.m. or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

The Board recommends a vote FOR each of the proposals. If any other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the judgment of the proxy holder(s).

To obtain directions to attend the Annual Meeting and vote in person, please contact Christina Cha at (310) 887-6294.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on August 26, 2010

Our Annual Report to Stockholders and the Proxy Statement

are available at www.kennedywilson.com/investor-relations.

(Continued and To Be Signed on the Reverse Side.)

ANNUAL MEETING OF STOCKHOLDERS OF

KENNEDY-WILSON HOLDINGS, INC.

August 26, 2010

Please sign, date and mail

your proxy card in the envelope provided as soon as possible.

*Please detach along perforated line and mail in the envelope provided*

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS NO. 2, 3 and 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS			2.	PROPOSAL NO. 2
			Nominees:	Amendment to Amended and Restated Certificate of Incorporation		For	Against	Abstain
☐	FOR ALL NOMINEES	m	Cathy Hendrickson			☐	☐	☐
		m	Stanley R. Zax

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	PROPOSAL NO. 3
				Issuance of shares of Common Stock upon conversion of Series A Preferred Stock		For	Against	Abstain
☐	FOR ALL EXCEPT					☐	☐	☐
(see instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.				4.	PROPOSAL NO. 4
				KPMG LLP as the Independent Registered Public Accounting Firm		For	Against	Abstain
						☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐				PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder:	Date:	Signature of Stockholder	Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.